Exhibit 99.1

HORNBECK OFFSHORE SERVICES, INC.

Service with Energy

NEWS RELEASE 05-020	Contacts:	Todd Hornbeck, CEO Jim Harp, CFO Hornbeck Offshore 985-727-6802

For Immediate Release		Ken Dennard, Managing Partner DRG&E / 713-529-6600

HORNBECK OFFSHORE ANNOUNCES $265 MILLION IN

NEW EXPANSION PLANS, PROVIDES UPDATE ON CURRENT

OSV MARKET CONDITIONS AND OTHER RECENT DEVELOPMENTS

Fourth OSV newbuild program to add 34% to current fleet deadweight capacity

Second TTB newbuild program to add 27% to 2005 year-end fleet barrel capacity

Fleetwide average OSV dayrates are now above $14,000 with positive outlook

September 26, 2005 — Covington, Louisiana — Hornbeck Offshore Services, Inc. (NYSE:HOS) announced today that its Board of Directors recently approved new vessel construction programs for each of its two business segments. This will be the Company’s fourth OSV newbuild program and second tug and tank barge (TTB) newbuild program. The Company is seeking bids from domestic shipyards for the two programs. Based on internal estimates, the incremental cost of the two expansion programs is expected to be approximately $265 million in the aggregate. The precise number of vessels to be constructed and their specifications will be finalized as certain milestones are completed, including the negotiation of shipyard contracts. Construction costs related to these two programs will be funded, in part, with the proceeds of the concurrent public common stock offering and private placement of additional 6.125% senior notes that are being announced separately today.

OSV Segment. The Company plans to build an additional 20,000 deadweight tons of new generation OSV vessel capacity with an estimated cost of approximately $170 million. In May 2005, the Company announced plans to convert two coastwise sulfur tankers into 370 class multi-purpose supply vessels, or MPSVs, at a currently estimated total project cost of $65 million. When combined with the Company’s current MPSV conversion program, the total cost of the two OSV expansion programs is budgeted to be approximately $235 million in the aggregate. The Company expects to deliver its two new 370 class MPSVs in early 2007. All of the new vessels to be constructed under the latest OSV newbuild program are expected to be delivered by mid-2008, with the first vessel expected in mid-2007. Hornbeck Offshore expects to generate incremental annual EBITDA of approximately $39 million to $47 million for the first

103 Northpark Boulevard, Suite 300	Phone:	(985) 727-2000
Covington, Louisiana 70433	Fax:	(985) 727-2006

full-year of operations of all vessels to be converted or constructed under these two programs. Please refer to the attached table for a definition and reconciliation of EBITDA to its most directly comparable GAAP financial measure.

TTB Segment. The Company also plans to build an additional 400,000 barrels of double-hulled tank barge barrel-carrying capacity and, unlike its first TTB newbuild program, plans to construct the related offshore tugs to be used as power units for the new barges. The estimated cost of the new ocean-going tugs and barges will be approximately $95 million in the aggregate. The Company’s first TTB newbuild program, which included the acquisition and retrofit of four 6,000 horsepower ocean-going tugs, is expected to be completed during the fourth quarter of 2005. All of the new vessels to be constructed under the second TTB newbuild program are expected to be delivered during 2007. Hornbeck Offshore expects to generate incremental annual EBITDA of approximately $16 million to $17 million for the first full-year of operations of all vessels to be constructed under the latest TTB newbuild program.

Todd Hornbeck, Chairman, President and Chief Executive Officer, commented, “As with our recently announced 370 class MPSV conversion program, the Company will once again introduce the latest in technologically advanced vessels to the deepwater and ultra-deepwater regions of the offshore oil services industry. These new vessels will embody innovative design features that we believe will offer our customers superior logistical efficiencies. Customer demand for our equipment, including our new MPSVs, remains high. The substantial repairs required to be made to Gulf of Mexico infrastructure damaged by Hurricanes Katrina and Rita highlight the demand for versatile vessels to service the deepwater Gulf of Mexico. In addition, as we complete our first tank barge newbuild program, we believe additional equipment is necessary to address pent-up customer demand for double-hulled equipment in the northeastern United States. We have also experienced a significant level of increase in inquiries for our vessels relating to certain non-oilfield specialty services. Our assessment of the visible demand for deepwater tonnage indicates a need for more U.S.-flagged equipment over the next several years. Because our existing equipment is fully utilized and so is that of the entire new generation OSV industry, now is the time for us to build more proprietary vessels. Our in-house team of naval architects and engineers will, yet again, design improvements to the existing versatility of our vessels to create the type of equipment that the market is telling us it requires.”

Current OSV Market Conditions

Mr. Hornbeck continued, “On our last conference call on August 4, 2005, we announced that our fleetwide OSV dayrates were averaging around $13,000 and that our leading-edge spot deck was averaging about $14,000 to $15,000 for the fleet with rates for our smallest vessels to our largest vessels ranging from $13,000 to $20,000. During the third quarter of 2005, we have experienced a substantial increase in our OSV dayrate structure with our fleetwide average currently above $14,000 and a leading-edge spot deck average of over $15,000 per day. We have recently moved our fleetwide range of spot rates for new fixtures up a few thousand dollars a day across the board to roughly $17,000 to $22,000.”

Outlook

The following statements are based on management’s current expectations. These statements are forward-looking and actual results may differ materially. Other than as expressly stated, these statements do not include the potential impact of any future capital transactions, such as business combinations, divestitures, financings, unannounced newbuilds or vessel acquisitions that may be commenced or completed after the date of this news release.

Updated Third Quarter 2005 Guidance. The Company now expects EBITDA for the third quarter of 2005 to range between $23.0 million and $25.0 million. As EBITDA is a non-GAAP financial measure, the reconciliation to cash flow provided by operations for these figures can be found in tables below. Based on that reconciliation, the Company’s diluted earnings per share guidance for the third quarter of 2005 is now expected to range between $0.37 and $0.43.

Updated Calendar 2005 Guidance. The Company now expects EBITDA for the full year 2005 to range between $90.0 million and $95.0 million and diluted earnings per share is now expected to range between $1.39 and $1.53, excluding the previously reported $0.05 per share loss on early extinguishment of debt incurred during the first quarter of 2005.

Updated Calendar 2006 Guidance. The Company now expects EBITDA for the full year 2006 to range between $110.0 million and $115.0 million and diluted earnings per share is now expected to range between $1.64 and $1.76.

Key Assumptions. The above guidance ranges are based on the assumption that current market conditions in both of the Company’s business segments will continue through at least the end of 2006. Any material change in market conditions in either of the Company’s two business segments could affect its guidance. Average OSV dayrates are expected to remain at or above $14,000 and average fleetwide utilization is expected to remain in the mid to high-90% range throughout the 2005 and 2006 guidance periods.

The above guidance also reflects the fact that 2005 is a transition year for the Hornbeck tug and tank barge fleet. Our 2005 EBITDA from the tug and tank barge segment is expected to be approximately 25% of the mid-point of the company-wide 2005 upwardly revised guidance range of $90.0 million to $95.0 million. Guidance for 2006 assumes a full-year contribution from all five new tank barges from the Company’s first TTB newbuild program, which is expected to result in EBITDA from the tug and tank barge segment of approximately 30% of the mid-point of the company-wide 2006 guidance range of $110 million to $115 million. Our 2006 guidance does not reflect any contribution from the MPSV conversion program that was announced last quarter or the newbuild programs announced today.

The Company expects year-over-year increases of approximately 10% in its aggregate operating and G&A expenses for both 2005 and 2006 commensurate with prevailing oilfield service industry trends and higher costs related to corporate governance. G&A is assumed to remain at approximately 10% to 11% of revenue for both 2005 and 2006. However, the above guidance assumes that improvements in revenue will allow the Company to maintain or improve operating and net income margins for each of the next two years.

In addition, for purposes of fourth quarter 2005 and calendar 2006 EPS guidance ranges, the Company has taken into account the anticipated effect of the financing transactions announced separately today.

Recent Developments

Upgrade of Tug and Tank Barge Fleet. In connection with the Company’s ongoing efforts to upgrade its tug and tank barge fleet over time, it recently sold an older ocean-going tug, the North Service, agreed to sell one inactive single-hulled tank barge, the Energy 9501, and bought two 6,000 horsepower ocean-going tugs that are being retrofitted for delivery in the fourth quarter of 2005. These tugs have been renamed the Eagle Service and Patriot Service. The estimated aggregate cost to acquire and retrofit these two higher horsepower tugs is approximately $16 million. Two of the five new tank barges in the current TTB newbuild program have been delivered, one in March 2005 and the other in July 2005. The other three barges in this newbuild program are expected to be delivered by year-end 2005.

Plans to Renegotiate Revolving Credit Facility. Upon completion of its concurrent common stock offering and private placement of senior notes, the Company plans to negotiate a new revolving credit facility with its current bank group, and possibly add new lenders. Its goal will be to provide for, among others things, a longer maturity, increased borrowing capacity, lower interest rates and an updated covenant package commensurate with the Company’s improved credit standing.

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore supply vessels primarily in the U.S. Gulf of Mexico, Trinidad and other select international markets, and is a leading transporter of petroleum products through its fleet of ocean-going tugs and tank barges primarily in the northeastern U.S. and in Puerto Rico. Hornbeck Offshore currently owns and operates a fleet of over 50 U.S.-flagged vessels primarily serving the energy industry.

Forward-Looking Statements and Regulation G Reconciliation

This press release contains forward-looking statements in which Hornbeck Offshore discusses factors it believes may affect its performance in the future. Forward-looking statements are all statements other than historical facts, such as statements regarding assumptions, expectations and projections about future events. Accuracy of the assumptions, expectations and projections depend on events that change over time and are thus susceptible to change based on actual experience and new developments. Although the Company believes that the assumptions, expectations and projections reflected in these forward-looking statements are reasonable based on the information known to the Company today, the Company can give no assurance that the assumptions, expectations and projections will prove to be correct. The Company cautions readers that it undertakes no obligation to update or publicly release any revisions to the forward-looking statements in this press release hereafter to reflect the occurrence of any events or circumstances or any changes in its assumptions, expectations and projections, except to the extent required by applicable law. Additionally, important factors that might cause future results to differ from these assumptions, expectations and projections include industry risks, oil and natural gas prices, economic and political risks, weather related risks, regulatory risks, and other factors described in the Company’s most recent Annual Report on Form 10-K, as amended by Form 10-K/A, and other filings filed with the Securities and Exchange Commission. This press release also contains the non-GAAP financial measure of earnings (net income) before interest expense, income tax expense, depreciation, amortization and loss on early extinguishment of debt, or EBITDA. Reconciliations of this financial measure to the most directly comparable GAAP financial measure are provided in this press release. Management’s opinion regarding the usefulness of such measures to investors and a description of the ways in which management uses such measures can be found in the Company’s most recent Annual Report on Form 10-K, as amended by Form 10-K/A, as filed with the Securities and Exchange Commission.

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Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Other Financial Data

(in millions, except Per Share Data and Tax Rates)

Third Quarter 2005E Guidance and Projected EBITDA Reconciliation:

	Third Quarter 2005E Updated Estimate		Third Quarter 2005E Prior Estimate
	Low	High	Low	High
Components of EBITDA [1]
EBITDA [1]	$23.0	$25.0	$22.0	$24.0
Depreciation	5.5	5.5	5.3	5.3
Amortization	1.8	1.8	1.8	1.8
Interest expense, net	3.0	3.0	3.1	3.1
Income tax expense	4.8	5.5	4.4	5.2
Income tax rate	37.5%	37.5%	37.5%	37.5%
Net income before adjustments	$7.9	$9.2	$7.4	$8.6

Weighted average diluted shares outstanding	21.4	21.4	21.4	21.4
Earnings per diluted share before adjustments	$0.37	$0.43	$0.34	$0.40
Adjustments not included above:
Loss on early extinguishment of debt, net of taxes	None	None	None	None
Loss on early extinguishment of debt, per share	None	None	None	None
Compensation expense for stock options	Not applicable	Not applicable	Not applicable	Not applicable

EBITDA Reconciliation to GAAP:
EBITDA [1]	$23.0	$25.0	$22.0	$24.0
Cash paid for deferred drydocking charges	(1.5)	(1.5)	(1.5)	(1.5)
Cash paid for interest	(0.3)	(0.3)	(0.6)	(0.6)
Changes in working capital [2]	(1.3)	(1.7)	1.1	(1.5)
Changes in other, net[2]	(0.7)	(0.7)	(0.7)	(0.7)

Cash flows provided by operating activities [3]	$19.2	$20.8	$20.3	$19.7

2005E Guidance and Projected EBITDA Reconciliation:

	Full-Year 2005E Updated Estimate		Full-Year 2005E Prior Estimate
	Low	High	Low	High
Components of EBITDA [1]
EBITDA [1]	$90.0	$95.0	$85.0	$90.0
Depreciation	20.2	20.2	20.2	20.2
Amortization	6.9	6.9	6.9	6.9
Interest expense, net	12.6	12.6	12.0	12.0
Income tax expense	18.9	20.7	17.2	19.1
Income tax rate	37.5%	37.5%	37.5%	37.5%
Net income before adjustments	$31.4	$34.6	$28.7	$31.8

Weighted average diluted shares outstanding	22.6	22.6	21.4	21.4
Earnings per diluted share before adjustments	$1.39	$1.53	$1.34	$1.49
Adjustments not included above:
Loss on early extinguishment of debt, net of taxes	$1.1	$1.1	$1.1	$1.1
Loss on early extinguishment of debt, per share	$0.05	$0.05	$0.05	$0.05
Compensation expense for stock options	Not applicable	Not applicable	Not applicable	Not applicable

EBITDA Reconciliation to GAAP:
EBITDA [1]	$90.0	$95.0	$85.0	$90.0
Cash paid for deferred drydocking charges	(6.0)	(6.0)	(6.0)	(6.0)
Cash paid for interest	(15.6)	(15.6)	(16.1)	(16.1)
Changes in working capital [2]	1.1	(0.6)	2.0	0.4
Changes in other, net[2]	(0.1)	(0.1)	(0.1)	(0.1)

Cash flows provided by operating activities [3]	$69.4	$72.7	$64.8	$68.2

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Other Financial Data

(in millions, except Per Share Data and Tax Rates)

2006E Guidance and Projected EBITDA Reconciliation:

	Full-Year 2006E Updated Estimate		Full-Year 2006E Prior Estimate
	Low	High	Low	High
Components of EBITDA [1]
EBITDA [1]	$110.0	$115.0	$100.0	$110.0
Depreciation	25.0	25.0	24.2	24.2
Amortization	7.4	7.4	7.4	7.4
Interest expense, net	9.0	9.0	13.0	13.0
Income tax expense	25.7	27.6	20.8	24.5
Income tax rate	37.5%	37.5%	37.5%	37.5%
Net income before adjustments	$42.9	$46.0	$34.6	$40.9

Weighted average diluted shares outstanding	26.2	26.2	21.6	21.6
Earnings per diluted share before adjustments	$1.64	$1.76	$1.60	$1.89
Adjustments not included above:
Compensation expense for stock options	Not applicable	Not applicable	Not applicable	Not applicable

EBITDA Reconciliation to GAAP:
EBITDA [1]	$110.0	$115.0	$100.0	$110.0
Cash paid for deferred drydocking charges	(9.1)	(9.1)	(9.1)	(9.1)
Cash paid for interest	(18.7)	(18.7)	(14.8)	(14.8)
Changes in working capital [2]	13.3	12.1	7.0	4.8
Changes in other, net[2]	(0.2)	(0.2)	(0.2)	(0.2)

Cash flows provided by operating activities [3]	$95.3	$99.1	$82.9	$90.7

Pro Forma 2006E (Peak)

	2006E	OSV Expansion [4]	TTB Expansion [5]	Peak [6]
Components of EBITDA [1]
EBITDA [1]	$112.5	$43.0	$16.5	$172.0
Depreciation	25.0	9.7	3.8	38.5
Amortization	7.4	—	—	7.4
Interest	14.4	3.1	1.7	19.2
Taxes	24.6	11.3	4.1	40.0

Net Income	$41.1	$18.9	$6.9	$66.9

EBITDA Reconciliation to GAAP:
EBITDA [1]	$112.5	$43.0	$16.5	$172.0
Cash paid for deferred drydocking charges	(9.1)	—	—	(9.1)
Cash paid for interest	(18.7)	—	—	(18.7)
Changes in working capital [2]	12.6	(16.9)	(2.0)	(6.3)
Changes in other, net[2]	(0.2)	—	—	(0.2)

Cash flows provided by operating activities [3]	$97.1	$26.1	$14.0	$137.7

Projected Capital Expenditures:

	Third Quarter 2005E		Full-Year 2005E		Full-Year 2006E
	Low	High	Low	High	Low	High
Maintenance Capital Expenditures:
Deferred drydocking charges	$1.5	$1.5	$6.0	$6.0	$9.1	$9.1
Other vessel capital improvements	0.8	0.8	6.1	6.1	7.0	7.0
Non-vessel related capital improvements	0.9	0.9	2.0	2.0	1.0	1.0

	$3.2	$3.2	$14.1	$14.1	$17.1	$17.1

Growth Capital Expenditures:
TTB newbuild program #1	$29.5	$29.5	$71.2	$71.2	$—	$—
OSV expansion program [4]	18.4	18.4	31.1	31.1	93.6	93.6
TTB newbuild program #2	—	—	3.3	3.3	50.5	50.5
AHTS acquisition and retrofit costs	—	—	30.0	30.0	—	—

	$47.9	$47.9	$135.6	$135.6	$144.1	$144.1

[1]	Non-GAAP Financial Measures

We disclose and discuss EBITDA as a non-GAAP financial measure in our public releases, including quarterly earnings releases, investor conference calls and other filings with the SEC. We define EBITDA as earnings (net income) before interest, income taxes, depreciation, amortization and losses on early extinguishment of debt. Our measure of EBITDA may not be comparable to similarly titled measures presented by other companies. Other companies may calculate EBITDA differently than we do, which may limit its usefulness as a comparative measure.

We view EBITDA primarily as a liquidity measure and, as such, we believe that the GAAP financial measure most directly comparable to it is cash flows provided by operating activities. Because EBITDA is not a measure of financial performance calculated in accordance with GAAP, it should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.

EBITDA is widely used by investors and other users of our financial statements as a supplemental financial measure that, when viewed with our GAAP results and the accompanying reconciliation, we believe provides additional information that is useful to gain an understanding of the factors and trends affecting our ability to service debt, pay deferred taxes and fund drydocking charges and other maintenance capital expenditures. We also believe the disclosure of EBITDA helps investors meaningfully evaluate and compare our cash flow generating capacity from quarter to quarter and year to year.

EBITDA is also one of the financial metrics used by management (i) as a supplemental internal measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; (ii) as a significant criteria for annual incentive cash bonuses paid to our executive officers and other shore-based employees; (iii) to compare to the EBITDA of other companies when evaluating potential acquisitions; and (iv) to assess our ability to service existing fixed charges and incur additional indebtedness.

Set forth below are the material limitations associated with using EBITDA as a non-GAAP financial measure compared to cash flows provided by operating activities.

•	EBITDA does not reflect the future capital expenditure requirements that may be necessary to replace our existing vessels as a result of normal wear and tear,

•	EBITDA does not reflect the interest, future principal payments and other financing-related charges necessary to service the debt that we have incurred in acquiring and constructing our vessels,

•	EBITDA does not reflect the deferred income taxes that we will eventually have to pay once we are no longer in an overall tax net operating loss carryforward position, and

•	EBITDA does not reflect changes in our net working capital position.

Management compensates for the above-described limitations in using EBITDA as a non-GAAP financial measure by only using EBITDA to supplement our GAAP results.

[2]	Projected cash flows provided by operating activities are based, in part, on estimated future “changes in working capital” and “changes in other, net,” that are susceptible to significant variances due to the timing at quarter-end of cash inflows and outflows, most of which are beyond the Company’s ability to control. However, any future variances in those two line items from the above forward looking reconciliations should result in an equal and opposite adjustment to actual cash flows provided by operating activities.
[3]	The Company’s new disclosure presentation of EBITDA as a liquidity measure was only recently adopted.. Therefore, EBITDA was not reconciled to “cash flows provided by operating activities” as its most directly comparable GAAP financial measure at the time that the prior forward guidance estimates for 2005 and 2006 were originally reported.
[4]	Includes two MPSVs in current conversion program and OSV newbuild program #4 announced today.
[5]	Includes TTB newbuild program #2 announced today.
[6]	Peak scenario illustrates fleet operating leverage with the following pro forma assumptions: full-year contribution from current and planned vessel fleet (including, respectively, converted MPSVs, new OSVs and new ocean-going tugs and tank barges), historical peak average dayrates and full practical utilization level of 97.5% assuming a normalized drydocking schedule. All other assumptions, including vessel cash operating expense and SG&A, are consistent with 2006E guidance assumptions.

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